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                                                                      EXHIBIT 5

                                 McGUIRE WOODS
                              BATTLE & BOOTHE LLP

                             3700 NationsBank Plaza
                             101 South Tryon Street
                      Charlotte, North Carolina 28280-0001
                 Telephone (704) 373-8999 - Fax (704) 373-8990



                                  July 8, 1998


Board of Directors
Fresh Foods, Inc.
3437 E. Main Street
Claremont, NC 28610

Ladies and Gentlemen:

     We are acting as counsel to Fresh Foods, Inc., a North Carolina corporation (the "Company"), and to the subsidiaries of the Company (the "Guarantors"), in connection with the preparation, execution and filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") and the offer, issuance and sale pursuant to the Registration Statement of up to $115,000,000 aggregate principal amount of 10 3/4% Senior Notes Due 2006 of the Company (the "Exchange Notes") as described in the Registration Statement. Payment of the Exchange Notes is to be guaranteed by the Guarantors pursuant to the Indenture. Capitalized terms defined in the Registration Statement are used herein as defined therein.

     In our representation of the Company, we have examined the Registration Statement, the Indenture pursuant to which the Exchange Notes and the Guarantees are to be issued, the Restated Articles of Incorporation and By-laws of the Company, both as amended to date, and such other documents as we have considered necessary for the purpose of rendering the opinion expressed below. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies of originals.

     Based upon the foregoing, it is our opinion that, if and when (i) the Exchange Notes and the Guarantees have been (a) duly completed, executed, attested and authenticated in accordance with the Indenture and (b) issued, exchanged and delivered in the manner and for the consideration stated in the Indenture, the Prospectus and the Letter of Transmittal (forms of which have been filed as part of, or as exhibits to, the Registration Statement), (ii) the Registration Statement has become effective under the Act and (iii) the Exchange Notes and the Guarantees have been qualified as required under the securities or "blue sky" laws of those states in which they are to be issued and exchanged, then the Exchange Notes and the Guarantees will be legally issued, fully paid and non-assessable and will be valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws, now or hereafter in effect, and equitable considerations of any court before which enforcement may be sought.

     The opinion expressed herein is limited to matters governed by the laws of the State of North Carolina and the Act.

     We hereby consent to the use of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                       Very truly yours,

                                       /s/ McGUIRE, WOODS, BATTLE & BOOTHE LLP